EXHIBIT 4.2

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT (the “Amendment”), is made effective as of March 5, 2012, between J. Alexander's Corporation, a Tennessee corporation (the “Company”), and Computershare Trust Company, N.A., as successor Rights Agent to SunTrust Bank, Atlanta (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, on May 16, 1989, the Company entered into that certain Rights Agreement between the Company and the Rights Agent (as heretofore amended, the “Rights Agreement”);

WHEREAS, the Board of Directors of the Company declared a distribution of one Right for each outstanding share of Common Stock issued (including shares distributed from Treasury) by the Company thereafter as well as each share of Common Stock issued by the Company prior to the Distribution Date (as defined in Section 3(a) of the Rights Agreement);

WHEREAS, the Rights Agreement was previously amended by the Amendments to Rights Agreement effective February 22, 1999, the Amendment to Rights Agreement effective March 22, 1999, the Amendment to Rights Agreement effective May 6, 1999, the Amendment to Rights Agreement effective May 14, 2004, and the Amendment to Rights Agreement effective April 28, 2009;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its shareholders to further amend the Rights Agreement as set forth in this Amendment;

WHEREAS, pursuant to Section 26, the Company and the Rights Agent, at the direction of the Company's Board of Directors, may supplement or amend the Rights Agreement;

WHEREAS, terms used in this Amendment that are defined in the Rights Agreement are used with the meanings ascribed to them in the Rights Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment.  Effective as of the date of this Amendment, the Rights Agreement shall be amended as follows:

(f)           Section 7(a), as amended, which sets out the definition of “Final Expiration Date,” is amended to delete the phrase “May 31, 2012” and to substitute therefor the phrase “March 5, 2012, at 8:00 am Central Standard Time.”

2. Effective Date.  The Amendment shall become effective as of the date hereof and shall not under any circumstances have retroactive effect.

3. Rights Agreement.  Except as set forth in Section 1 above, the Rights Agreement shall remain in full force and effect until the Final Expiration Date.

4. Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers or agents all as of the date first above written.

J. ALEXANDER'S CORPORATION
By:	/s/ R. Gregory Lewis
Name:	R. Gregory Lewis
Title:	Chief Financial Officer, Vice President of Finance and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Michael J. Lang
Name:	Michael J. Lang
Title:	Senior Vice President

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